EXHIBIT F-1

                                     December 13, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

    Re:  PSI Energy, Inc. /File No. 70-8727

Dear Sirs:

    In my capacity as Associate General Counsel of Cinergy Corp., a registered holding company ("Cinergy"), I am furnishing this opinion as an exhibit to the amended Application on Form U-1 in the above proceeding ("Application"), pursuant to which PSI Energy, Inc., an Indiana corporation and an electric utility subsidiary of Cinergy ("PSI"), requests authorization to continue through December 31, 1997, with certain modifications, its participation in a business venture with a nonassociate involving the retail marketing of household electronic appliances and related consumer goods from certain of PSI's local offices in Indiana.

    In connection with this opinion, I have reviewed or caused to be reviewed under my supervision the Application and such other documents and records as I deemed necessary or appropriate in order to give this opinion. The transactions proposed in the Application are subject to receipt of an appropriate order or orders of the Commission under the Public Utility Holding Company Act of 1935.

    Subject to the foregoing, I am of the opinion that in the event the proposed transactions are consummated in accordance with the Application including any further amendment that may be filed thereto:

     (a) All state laws applicable to PSI's participation in the transactions proposed in the Application will have been complied with.

     (b) The consummation by PSI of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by PSI or any associate company thereof.

    I am a member of the Indiana Bar and express no opinion as to the laws of any jurisdiction other than those of the State of Indiana. I hereby consent to the filing of this opinion as an exhibit to the Application.

                                  Very truly yours,


                                  /s/ Ronald J. Brothers
                                  Associate General Counsel